Exhibit 23.2

WEAVER MARTIN & SAMYN

Consent of Independent Registered Public Accounting Firm

We Consent to the incorporation of our audit report dated March 28, 2012, which is included in the Annual Report on Form 10-K of NB Manufacturing, Inc., in the Company's Registration Statement on Form S-8 pertaining to "NB Manufacturing, Inc. 2012 Stock Option Plan."

/s/ Weaver Martin & Samyn, LLC
Weaver Martin & Samyn, LLC

Kansas City, Missouri

September 6, 2012